Exhibit 99.1

Lincoln Centre Tower I 5400 Lyndon B. Johnson Freeway, Suite 1300 Dallas, Texas 75240 T 214.238.5700 F 214.238.5701

Capital Southwest Announces Financial Results for Fourth Quarter and Fiscal Year Ended March 31, 2019 and Announces Total Dividends of $0.49 Per Share for the Quarter Ended June 30, 2019
CSWC Reports Pre-Tax Net Investment Income of $0.42 Per Share for the Quarter Ended March 31, 2019
Dallas, Texas – June 3, 2019 – Capital Southwest Corporation (“Capital Southwest,” “CSWC” or the “Company”) (Nasdaq: CSWC), an internally managed business development company focused on providing flexible financing solutions to support the acquisition and growth of middle market businesses, today announced its financial results for the fourth fiscal quarter and fiscal year ended March 31, 2019.
Fourth Quarter Fiscal Year 2019 Financial Highlights

•	Total Investment Portfolio: $524.1 million

◦	Credit Portfolio of $367.7 million:

▪	86% 1st Lien Secured Debt

▪	$27.9 million in new committed credit investments

▪	One 1st Lien Secured Debt investment currently on non-accrual with a fair value of $8.3 million, representing 1.6% of the total investment portfolio

▪	Weighted Average Yield on Debt Investments: 11.6%

◦	Equity Portfolio of $90.6 million, excluding investment in I-45 Senior Loan Fund ("I-45 SLF"):

▪	$1.0 million in new equity investments during the quarter

◦	CSWC Investment in I-45 SLF of $65.7 million

▪	I-45 SLF portfolio of $237.5 million

▪	Portfolio consists of 48 issuers: 94% 1st Lien Debt and 6% 2nd Lien Debt

▪	I-45 SLF paid a $2.5 million quarterly dividend to CSWC, an annualized yield of 15.0%

•	Pre-Tax Net Investment Income: $7.2 million, or $0.42 per weighted average diluted share

•	Dividends: Paid $0.38 per share in a Regular Dividend, plus $0.10 per share in a Supplemental Dividend

◦	Total Dividends for the quarter of $0.48 per share

•	Net Realized and Unrealized Portfolio Appreciation: $3.6 million, or $0.21 per weighted average diluted share

•	Balance Sheet:

◦	Cash and Cash Equivalents: $9.9 million

◦	Total Net Assets: $326.0 million

◦	Net Asset Value (“NAV”) per Share: $18.62

Fiscal Year 2019 Financial Highlights

•	Total Investment Portfolio: Increased by $131.0 million (Fair Value), from $393.1 million to $524.1 million, representing 33% growth, during the year

◦	Credit Portfolio increased by $128.6 million

•	Legacy Asset Sales: Completed two successful exits

◦	TitanLiner, Inc.: Proceeds of $24.3 million, resulting in an internal rate of return ("IRR") of 49.1% since 2015 spin-off

◦	Deepwater Corrosion Services: Proceeds of $9.4 million, resulting in an IRR of 25.8% since 2015 spin-off

•
Pre-Tax Net Investment Income: $24.8 million for the fiscal year, or $1.48 per weighted average diluted share versus $1.02 per weighted average diluted share in the previous fiscal year, representing 45% growth

•	Dividends: Declared and Paid Total Dividends of $2.27 per share versus $0.99 in the prior fiscal year, representing 129% growth

•
Supplemental Dividend Program: During Fiscal Year 2019, announced dividend of $0.10 per share to be paid on a quarterly basis out of Undistributed Taxable Income ("UTI"), generated primarily through realized capital gains and Pre-Tax Net Investment Income in excess of Regular Dividends

◦	UTI Balance at the end of the fiscal year ended March 31, 2019 was $1.14 per share

In commenting on the Company's results, Bowen Diehl, President and Chief Executive Officer, stated, “Fiscal year 2019 represented another strong year for our firm. We continued to advance the credit strategy we laid out for our shareholders over four years ago, of prudently building a well-performing credit portfolio through conservative late-cycle underwriting principals. We are pleased to report that our assets, income and shareholder dividends grew substantially throughout the year, producing a 37% return to shareholders, driven by a 24% increase in stock price and $2.27 per share in dividends paid out to shareholders during the fiscal year. Our shareholder friendly ‘internally-managed’ structure continues to ensure the interests of our employees, our Board of Directors and our shareholders are aligned, promoting solid long-term decision making on the part of the employees and Board, and trust on the part of the shareholders.”

Fourth Quarter Fiscal Year 2019 Investment Activities
During the quarter ended March 31, 2019, the Company originated two new investments and one follow-on investment totaling $28.9 million in commitments. Investment transactions that occurred during the quarter ended March 31, 2019 are summarized as follows:
Scrip, Inc., $16.8 million 1st Lien Senior Secured Debt, $1.0 million Common Equity: Scrip, Inc. is a distributor of health and wellness products.
JVMC Holdings Corp. (d/b/a RJO'Brien), $9.1 million 1st Lien Senior Secured Debt, $0.8 million Delayed Draw Term Loan: JVMC Holdings Corp. is an independent Futures Commission Merchant and global broker of agricultural-related transactions.

AAC Holdings, Inc., $1.2 million Priming 1st Lien Senior Secured Debt: AAC Holdings is a provider of substance abuse treatment services.
During the quarter ended March 31, 2019, the Company received full prepayment on one investment totaling $6.9 million.
JVMC Holdings Corp. (d/b/a RJO'Brien): Proceeds of $6.9 million, generating an IRR of 10.6%.

Fourth Quarter Fiscal Year 2019 Operating Results
For the quarter ended March 31, 2019, Capital Southwest reported total investment income of $14.3 million, compared to $13.9 million in the prior quarter. The increase in total investment income was attributable to an increase in average debt investments outstanding.
For the quarter ended March 31, 2019, total operating expenses (excluding interest expense) remained relatively flat at $3.8 million as compared to the prior quarter.
For the quarter ended March 31, 2019, interest expense remained flat at $3.3 million as compared to the prior quarter.
For the quarter ended March 31, 2019, total pre-tax net investment income was $7.2 million, compared to $6.8 million in the prior quarter.
For the quarter ended March 31, 2019, there was tax expense of $0.3 million, compared to $0.1 million in the prior quarter.
During the quarter ended March 31, 2019, Capital Southwest recorded total net realized and unrealized gains on investments of $3.6 million, compared to total net realized and unrealized losses on investments of $2.4 million in the prior quarter. For the quarter ended March 31, 2019, this included total net realized gains on investments of $0.1 million and net unrealized appreciation on investments of $3.5 million. The net increase in net assets resulting from operations was $10.5 million for the quarter, compared to $4.3 million in the prior quarter.
The Company’s NAV per share at March 31, 2019 was $18.62, as compared to $18.43 at December 31, 2018. The increase in NAV per share from the prior quarter is due primarily to net unrealized appreciation on the investment portfolio.

Fiscal Year 2019 Operating Results
For the year ended March 31, 2019, Capital Southwest reported total investment income of $51.9 million, compared to $35.1 million in the prior year. The increase in investment income was attributable primarily to an increase in average debt investments outstanding.
For the year ended March 31, 2019, total operating expenses (excluding interest expense) were $14.9 million, compared to $13.8 million in the prior year.  The increase in operating expenses was primarily due to an increase in cash and stock-based compensation due to additional headcount.
For the year ended March 31, 2019, there was interest expense of $12.2 million, compared to $4.9 million in the prior year. The increase in interest expense during the year was due to increased average debt outstanding on our senior secured credit facility (the "Credit Facility"), as well as an increase in the average 5.95% Notes due 2022 (the "December 2022 Notes") outstanding.

For the year ended March 31, 2019, total pre-tax net investment income was $24.8 million, compared to $16.4 million in the prior year.
For the year ended March 31, 2019, there was tax expense of $1.0 million recorded, compared to $0.2 million in the prior year. The increase in tax expense versus the prior year was due primarily to an increase in excise tax.
During the year ended March 31, 2019, Capital Southwest recorded total realized and unrealized gains on investments of $9.3 million, compared to $23.1 million in the prior year.  The net increase in net assets resulting from operations was $33.1 million for the year, compared to $39.3 million in the prior year.

The Company’s NAV per share at March 31, 2019 was $18.62, as compared to $19.08 at March 31, 2018.  The decrease in NAV per share from the prior year was primarily due to $0.90 per share in supplemental dividends paid during the year, partially offset by $0.53 per share in net realized and unrealized appreciation on the investment portfolio.

Liquidity and Capital Resources
At March 31, 2019, Capital Southwest had approximately $9.9 million in unrestricted cash and money market balances, $141 million of total debt outstanding on the Credit Facility and $75.1 million, net of unamortized debt issuance costs, of the December 2022 Notes outstanding. As of March 31, 2019, Capital Southwest had $125.6 million in available borrowings under the Credit Facility. The debt to equity ratio at the end of the quarter was 0.67 to 1.
On December 21, 2018, the Company entered into the Amended and Restated Senior Secured Revolving Credit Agreement (the "Credit Agreement"), and a related Amended and Restated Guarantee, Pledge and Security Agreement, to amend and restate the Credit Facility. The Credit Agreement (1) increased the total commitments by $60 million from $210 million to an aggregate total of $270 million, provided by a diversified group of nine lenders, (2) increased the Credit Facility's accordion feature to $350 million under the Credit Facility from new and existing lenders on the same terms and conditions as the existing commitments, (3) reduced the interest rate on borrowings from LIBOR plus 3.00% to LIBOR plus 2.50%, subject to certain conditions as outlined in the Credit Agreement, (4) reduced the minimum asset coverage with respect to senior securities representing indebtedness from 200% to 150% after the date on which such minimum asset coverage is permitted to be reduced by the Company under applicable law, and (5) extended the Credit Facility's revolving period from November 16, 2020 to December 21, 2022 and the final maturity from November 16, 2021 to December 21, 2023.
On May 23, 2019, the Company entered into an Incremental Assumption Agreement, which increased the total commitments under the Credit Facility by $25 million. The increase was executed under the accordion feature of the Credit Facility and increased total commitments from $270 million to $295 million.

On June 11, 2018, the Company entered into an "At-The-Market" ("ATM") debt distribution agreement, pursuant to which it may offer for sale, from time to time, up to $50 million in aggregate principal amount of the December 2022 Notes through B. Riley FBR, Inc., acting as its sales agent. Sales of the December 2022 Notes may be made in negotiated transactions or transactions that are deemed to be "at the market offerings" as defined in Rule 415 under the Securities Act of 1933, as amended, including sales made directly on The Nasdaq Global Select Market, or similar securities exchanges or sales made through a market maker other than on an exchange at prices related to prevailing market prices or at negotiated prices.
During the year ended March 31, 2019, the Company sold a total of 785,447 of the December 2022 Notes under the ATM debt distribution agreement, generating approximately $19.9 million in gross proceeds at an effective yield of 5.86%. At this time, the Company does not intend to issue additional December 2022 Notes under this ATM debt distribution agreement.
On October 4, 2018, the Company issued an aggregate of 700,000 shares of the Company's common stock at a net price of $18.90 per share. The total net proceeds of the offerings, before expenses, was approximately $13.2 million. The shares were sold at a 1.9% discount to the prior day closing price and above then current NAV of $18.87.

On March 4, 2019, the Company entered into separate equity distribution agreements with certain sales agents through which it may offer and sell, from time to time, shares of its common stock having an aggregate offering price of up to $50,000,000 (the "Equity ATM Program"). During the year ended March 31, 2019, the Company sold 263,656 shares of its common stock under the Equity ATM Program at a weighted-average price of $21.47 per share, raising $5.7 million of gross proceeds. Net proceeds were $5.5 million after commissions to the sales agents on shares sold.

Additionally, I-45 SLF has total commitments outstanding of $165 million from a group of four bank lenders in its Deutsche Bank led credit facility, which is scheduled to mature in July 2022. As of March 31, 2019, I-45 SLF had $160 million in borrowings outstanding under its credit facility.
Share Repurchase Program
On January 25, 2016, Capital Southwest announced that its Board of Directors (the "Board") authorized the repurchase of up to $10 million of its common stock at prices below the Company’s NAV per share as reported in its most recent financial statements. The Board authorized the share repurchase program because it believes that the Company’s common stock may be undervalued from time to time due to market volatility.
During the year ended March 31, 2019, the Company repurchased 10,452 shares of common stock at an average price of $17.72 per share, including commissions paid. Cumulative to date, the Company has repurchased a total of 46,363 shares at an average price of $16.67 per share, including commissions paid. The Company currently has approximately $9.2 million available for additional repurchases under the program.

Declared Dividend of $0.49 Per Share for Quarter Ended June 30, 2019
On May 30, 2019, the Board declared a total dividend of $0.49 per share for the quarter ended June 30, 2019, comprised of a regular dividend of $0.39 per share and a supplemental dividend of $0.10 per share.

The Company's dividend will be payable as follows:

June 30, 2019 Dividend

Amount Per Share: $0.49
Ex-Dividend Date: June 13, 2019
Record Date: June 14, 2019
Payment Date: June 28, 2019

When declaring dividends, the Board reviews estimates of taxable income available for distribution, which may differ from net investment income under generally accepted accounting principles. The final determination of taxable income for each year, as well as the tax attributes for dividends in such year, will be made after the close of the tax year.

Capital Southwest maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its registered stockholders who hold their shares with Capital Southwest’s transfer agent and registrar, American Stock Transfer and Trust Company.  Under the DRIP, if the Company declares a dividend, registered stockholders who have opted into the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of Capital Southwest common stock.

Annual Meeting of Shareholders

The 2019 Annual Meeting of Shareholders of Capital Southwest Corporation will be held at the Hilton Dallas Lincoln Centre, 5410 LBJ Freeway, Dallas, Texas 75240 in the Madison Conference Room on Wednesday, July 31, 2019, at 9:00 a.m. (Central Time) for shareholders of record as of the close of business on June 3, 2019.

Fourth Quarter 2019 Earnings Results Conference Call and Webcast
Capital Southwest has scheduled a conference call on Tuesday, June 4, 2019, at 11:00 a.m. Eastern Time to discuss the fourth quarter 2019 financial results. You may access the call by dialing (866) 502-8274 and using the Conference ID 8054785 at least 10 minutes before the call. The call can also be accessed using the Investor Relations section of Capital Southwest's website at www.capitalsouthwest.com, or by using http://edge.media-server.com/m6/p/3u9ujbwk.
A telephonic replay will be available through June 11, 2019 by dialing (855) 859-2056 and using the Conference ID 8054785. An audio archive of the conference call will also be available on the Investor Relations section of Capital Southwest’s website.
For a more detailed discussion of the financial and other information included in this press release, please refer to Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2019 to be filed with the Securities and Exchange Commission and Capital Southwest’s Fourth Fiscal Quarter 2019 Earnings Presentation to be posted on the Investor Relations section of Capital Southwest’s website at www.capitalsouthwest.com.

About Capital Southwest
Capital Southwest Corporation (Nasdaq: CSWC) is a Dallas, Texas-based, internally managed business development company with approximately $326 million in net assets as of March 31, 2019. Capital Southwest is a middle market lending firm focused on supporting the acquisition and growth of middle market businesses with $5 million to $25 million investments across the capital structure, including first lien, unitranche, second lien, subordinated debt and non-control equity co-investments. As a public company with a permanent capital base, Capital Southwest has the flexibility to be creative in its financing solutions and to invest to support the growth of its portfolio companies over long periods of time.

Forward-Looking Statements
This press release contains historical information and forward-looking statements with respect to the business and investments of Capital Southwest. Forward-looking statements are statements that are not historical statements and can often be identified by words such as "will," "believe," "expect" and similar expressions and variations or negatives of these words. These statements are based on management's current expectations, assumptions and beliefs. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. These risks include risks related to changes in the markets in which Capital Southwest invests, changes in the financial and lending markets, regulatory changes, tax treatment and general economic and business conditions.

Readers should not place undue reliance on any forward-looking statements and are encouraged to review Capital Southwest's Annual Report on Form 10-K for the year ended March 31, 2019 and subsequent filings with the Securities and Exchange Commission for a more complete discussion of the risks and other factors that could affect any forward-looking statements. Except as required by the federal securities laws, Capital Southwest does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changing circumstances or any other reason after the date of this press release.
Investor Relations Contact:
Michael S. Sarner, Chief Financial Officer
214-884-3829

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(In thousands, except shares and per share data)

	March 31,	March 31,
	2019	2018
	(Unaudited)
Assets
Investments at fair value:
Non-control/Non-affiliate investments (Cost: $305,596 and $200,981, respectively)	$304,663	$199,949
Affiliate investments (Cost: $79,277 and $51,648, respectively)	80,905	53,198
Control investments (Cost: $93,182 and $82,768, respectively)	138,503	139,948
Total investments (Cost: $478,055 and $335,397, respectively)	524,071	393,095
Cash and cash equivalents	9,924	7,907
Receivables:
Dividends and interest	9,252	5,219
Escrow	370	119
Other	1,244	447
Income tax receivable	183	109
Deferred tax asset	1,807	2,050
Debt issuance costs (net of accumulated amortization of $1,814 and $1,041, respectively)	3,364	2,575
Other assets	1,628	5,969
Total assets	$551,843	$417,490

Liabilities
Notes (Par value: $77,136 and $ 57,500, respectively), net of unamortized debt issuance costs	$75,099	$55,305
Credit facility	141,000	40,000
Other liabilities	6,708	6,245
Dividends payable	—	4,525
Accrued restoration plan liability	3,073	2,937
Deferred income taxes	—	190
Total liabilities	225,880	109,202

Commitments and contingencies (Note 11)

Net Assets
Common stock, $0.25 par value per share: authorized, 25,000,000 shares; issued, 19,842,528 shares at March 31, 2019 and 18,501,298 shares at March 31, 2018	4,961	4,625
Additional paid-in capital	281,205	260,713
Total distributable earnings	63,734	66,887
Treasury stock - at cost, 2,339,512 shares	(23,937)	(23,937)
Total net assets	325,963	308,288
Total liabilities and net assets	$551,843	$417,490
Net asset value per share (17,503,016 shares outstanding at March 31, 2019 and 16,161,786 shares outstanding at March 31, 2018)	$18.62	$19.08

CAPITAL SOUTHWEST CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except shares and per share data)

	Years Ended March 31,
	2019	2018	2017
Investment income:
Interest income:
Non-control/Non-affiliate investments	$28,716	$18,257	$11,739
Affiliate investments	7,143	3,513	560
Control investments	1,406	82	116
Dividend income:
Non-control/Non-affiliate investments	197	—	20
Affiliate investments	82	127	163
Control investments	12,648	12,254	9,726
Interest income from cash and cash equivalents	36	21	166
Fees and other income	1,653	872	984
Total investment income	51,881	35,126	23,474
Operating expenses:
Compensation	7,715	7,013	6,330
Spin-off compensation plan	—	517	690
Share-based compensation	2,271	1,708	1,197
Interest	12,178	4,875	989
Professional fees	1,737	1,580	1,774
Net pension expense	159	164	166
General and administrative	3,063	2,841	2,661
Total operating expenses	27,123	18,698	13,807
Income before taxes	24,758	16,428	9,667
Income tax (benefit) expense	1,048	195	1,779
Net investment income	$23,710	$16,233	$7,888

Realized gain
Non-control/Non-affiliate investments	$2,124	$1,492	$3,992
Affiliate investments	77	90	3,876
Control investments	18,653	—	28
Total net realized gain on investments before income tax	20,854	1,582	7,896

Change in unrealized appreciation of investments
Non-control/Non-affiliate investments	(934)	(4,325)	(884)
Affiliate investments	1,109	337	184
Control investments	(11,859)	25,347	8,713
Income tax (provision) benefit	178	133	(323)
Total net change in unrealized appreciation of investments, net of tax	(11,506)	21,492	7,690

Net realized and unrealized (losses) gains on investments	$9,348	$23,074	$15,586

Net increase in net assets from operations	$33,058	$39,307	$23,474

Pre-tax net investment income per share - basic and diluted	$1.48	$1.02	$0.61
Net investment income per share – basic and diluted	$1.42	$1.01	$0.50
Net increase in net assets from operations – basic and diluted	$1.98	$2.45	$1.48
Weighted average shares outstanding – basic	16,727,254	16,073,642	15,824,879
Weighted average shares outstanding – diluted	16,734,369	16,138,541	15,877,331